Exhibit 10.1

*** Text Omitted and Filed Separately
Pursuant to a Confidential Treatment Request
under 17 C.F.R. §§ 200.80(b)(4) and 240.24b-2(b)(1)

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”) is made and entered into as of 14 July, 2014 (the “Effective Date”) by and between Mymetics SA, a company organized under the laws of Switzerland, with a registered address at Route de la Corniche 4, CH-1066 Epalinges, Switzerland (“Mymetics”) and IMUGENE LIMITED, a company organized under the laws of Australia with a registered address at Suite 1, 1233 High Street, Armadale, VIC 3143, Australia (“Imugene”), either individually a “Party” and together with Mymetics the “Parties”.

WHEREAS, Imugene is an immuno-oncology biopharmaceutical company developing HER-2+ gastric & breast cancer vaccines;

WHEREAS, Mymetics is active in the research, development, manufacturing and commercialization of virosomes based vaccines;

WHEREAS, the Parties desire to enter into this Agreement to provide the terms and conditions upon which Imugene may engage Mymetics to provide services to produce specific virosomes based HER2/neu positive cancer vaccines by executing individual Work Orders (as defined below) specifying the details of the services and the related terms and conditions;

NOW THEREFORE, the Parties hereto agree as follows:

1.	DEFINITIONS

When used in this Agreement, each of the following terms, whether used in the singular or plural, shall have the meanings set forth in this Section 1.

1.1	“Affiliate” means any Person who directly or indirectly controls or is controlled by or is under common control with another Person. For purposes of this definition, “control” or “controlled” means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity, or status as a general partner in any partnership.

1.2	“Annual Net Sales” means the aggregate Net Sales of all HER2/neu positive Cancer Product and of Combined Products in the Territory during a calendar year.

1.3	“Batch” means a single lot comprised of the number(s) of dosage container of the HER2/neu positive Cancer Product the Parties may agree upon in a Work Order from time to time.

1.4	“Breaching Party” has the meaning as set forth under Section 19.5.

1.5	“Change Order” has the meaning as set forth under Section 5.

1.6	“CISG” means the “United Nations Convention on Contracts for the International Sale of Goods (Vienna, 1980)”.

1.7	“Clinical Trial” means any investigation in human subjects intended to discover or verify the clinical, pharmacological and/or other pharmacodynamic effects of one or more investigational medicinal product(s), and/or to identify any adverse reactions to one or more investigational medicinal product(s) and/or to study absorption, distribution, metabolism and excretion of one or more investigational medicinal product(s) with the object of ascertaining its (their) safety and/or efficacy.

1.8	"Combined Product" means a pharmaceutical composition or a Vaccine comprising the HER2/neu positive Cancer Product and one or more active pharmaceutical ingredients that are not the HER2/neu positive Cancer Product.

1.9	“Confidential Information” means information, regardless of the form in which that information is constituted, disclosed by a Party or its Affiliate (such Party referred to as the “Disclosing Party”) to the other Party or its Affiliate (such Party referred to as the “Recipient”) which information (a) is treated by the Disclosing Party as confidential; and (b) relates either directly or indirectly to the business of such Disclosing Party; including without limitation, all information, data, pattern, compilation, program, method, technique, process, biological material, gene sequence, compound, data test, model, analysis and results regarding the composition, formulation, manufacture or use, pre-clinical or clinical data regarding, or status of research or development, of the HER2/neu positive Cancer Product or potential HER2/neu positive Cancer Product.

Confidential Information of the Disclosing Party excludes any information that the Recipient can establish by written records:

(i)	was known by the Recipient prior to the receipt from the Disclosing Party;

(ii)	was disclosed to the Recipient by a Third Party having the right to do so;

(iii)	was, or subsequently became, publicly known through no fault of the Recipient, its Affiliates or any of the officers, directors, employees or agents of the Recipient or its Affiliates; or

(iv)	was concurrently or subsequently developed by personnel of the Recipient without use of the Disclosing Party’s Confidential Information.

1.10	“Control” or “Controlled” means, with respect to any Know-How, patent right or other intellectual property right, the possession of the right (whether by ownership, license or otherwise (other than pursuant to a license granted under this Agreement), to assign, or grant a license, sublicense or other right to or under, such Know-How, patent right or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.11	“End of the Phase I/Phase II/Phase III Clinical Trial” means the date of notification by Imugene to any competent Regulatory Authority of a report summarizing the Phase I/Phase II/Phase III Clinical Trial and that the Phase I/Phase II/Phase III Clinical Trial was completed normally within the Territory.

1.12	“Field” means the treatment and/or prophylaxis of disease or infection caused by HER2/neu positive Cancer.

1.13	“First Commercial Sale” means, with respect to a HER2/neu positive Cancer Product in a country in the Territory, the first sale for use or consumption by the general public of such HER2/neu positive Cancer Product in such country following the receipt of Regulatory Approval in such country.

1.14	“GCP” means the “Guideline for Good Clinical Practice” of the “International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use”.

1.15	“GMP” means Good Manufacturing Practices, a production and testing practice that ensures a good quality product and could be used for the HER2/neu positive Cancer Products packages and other materials required under a Work Order.

1.16	“HER2/neu positive Cancer Product” means the combination of influenza virosomes with HER-2 neutralizing antigens resulting in a virosome based Vaccine for HER2/neu positive Cancer.

1.17	“ICH Guidelines” means the guidelines of the “International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use”.

1.18	“Imugene Material” means the rights Controlled by Imugene to the patents and patent applications with respect to Imugene’s Peptides and/or Proteins as listed on Exhibit B and any divisional patent, continuation, or continuation-in-part of such patent applications to the extent the claims are directed to the subject matter described therein, as well as any patent issued thereon and any reissue or reexamination of such patent, and any foreign counterparts to such patents and patent applications, as well as patents, patent applications, future patents and license rights of Imugene not listed in Exhibit B, but covering inventions which have to be reproduced for the manufacture or use of the HER2/neu positive Cancer Product.

1.19	“Indemnifier” has the meaning as set forth under Section 17.3.

1.20	“Indemnitee” has the meaning as set forth under Section 17.3.

1.21	“Initial Term” has the meaning as set forth under Section 19.1.

1.22	“Know-How” means any information, ideas, data, inventions, pattern, compilation, program, method, technique, process, biological material, gene sequence, compound, data test, model, analysis, results, works of authorship, materials, trade secrets or technology for or relating to the HER2/neu positive Cancer Product, whether or not proprietary or patentable and whether stored or transmitted in oral, documentary, electronic or other form, which are Controlled by each Party.

1.23	“Losses” has the meaning as set forth under Section 17.1.

1.24	“Mymetics SOP” means standard operating procedure Controlled by Mymetics, its Affiliates, its Sublicensees, and by any of its Subcontractors.

1.25	“Mymetics Virosome Technology” means the virosome technology related to the production of influenza virosome particles by using […***…] and incorporation of Peptides, which is needed for the research, development, use, right to manufacture, offer for sale, sale, or importation/exportation of the HER2/neu positive Cancer Product, including but not limited to, documentation and Mymetics SOP relating thereon.

1.26	“Peptides” means short chains of amino acids linked together, in principle containing no more than 70 amino acids; for the purpose of this Agreement, the use of the term “Peptides”, as far as Vaccines are involved, shall mean Peptides or Proteins.

1.27	“Person” means any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, or any other entity or body.

1.28	“Phase I Clinical Trial” means a Clinical Trial which investigates to ensure whether an investigational medicinal product is safe for people to take, rather than to try to treat a condition, and in which the total number of subjects and patients included varies with the investigational medicinal product, but is generally in the range of 20 to 50, and usually involve healthy volunteers or sometimes patients.

1.29	“Phase II Clinical Trial” means a Clinical Trial which aims to investigate the safety and effectiveness of an investigational medicinal product by determining whether the investigational medicinal product will be safe and effective to treat a condition, and in which the total number of subjects and patients included usually involves no more than several hundred subjects.

1.30	“Phase III Clinical Trial” means a Clinical Trial which, has shown safety and evidences of effectiveness to treat a condition, aims to obtain additional information about safety and effectiveness of an investigational medicinal product, by way of expanded controlled and uncontrolled trials, to evaluate the overall benefit-risk relationship of the investigational medicinal product and to provide an adequate basis for physician labeling. A Phase III Clinical Trial involves a large number of participants, usually includes from several hundred to several thousand subjects, and is often spread between different hospitals and countries.

1.31	“Proteins” means larger molecules composed of one or more chains of amino acids, in principle containing more than 70 amino acids; for the purpose of this Agreement, the use of the term “Peptides”, as far as Vaccines are involved, shall mean Peptides or Proteins.

1.32	“Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for, the marketing and/or pricing of, a pharmaceutical product in a country or regulatory jurisdiction.

1.33	“Second Term” has the meaning as set forth under Section 19.2.

1.34	“Services” has the meaning as set forth under Section 4.

1.35	“Starting Date of the Phase I Clinical Trial” means the date of first dosing of the first subject or patient in a Phase I Clinical Trial.

1.36	“Starting Date of the Phase III Clinical Trial” means the date of first dosing of the first subject or patient in a Phase III Clinical Trial or the effective date of use and/or operation by Imugene of any Mymetics Know-How and/or Mymetics Virosome Technology for the performance by Imugene of a Phase III Clinical Trial.

1.37	“Subcontractor” has the meaning as set forth under Section 7.1.

1.38	“Sublicensee” means a Third Party to whom a Party grants a sublicense on certain rights granted to a Party under this Agreement.

1.39	“Territory” means […***…].

1.40	“Third Party” means any Person other than the Parties and their Affiliates.

1.41	“Vaccine” means any preparation that elicits a humoral immune response and/or cellular mediated response in humans provided that in each case such a preparation contains one or more molecules or ingredients that elicit a specific immune response to one or more of such molecules or ingredients and/or to a pathogenic micro-organism, including, without limitation, live attenuated or modified micro-organisms, whole killed micro-organisms, Proteins, polysaccharides, polysaccharide conjugates, Peptides, recombinant Proteins, glycolipids and fragments thereof.

1.42	“Work Order” has the meaning as set forth under Section 3.

2.	SCOPE OF AGREEMENT

As a "master" form of contract, this Agreement allows the Parties to contract for the multiple supplies of HER2/neu positive Cancer Products through the issuance of multiple Work Orders (as set forth in Section 3 below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by Mymetics and its Affiliates and, accordingly, this Agreement represents a vehicle by which Imugene can efficiently contract with Mymetics and its Affiliates for a broad range of services.

3.	WORK ORDERS

The specific details of each order under this Agreement shall be separately negotiated and specified in writing on terms and in a form acceptable to the Parties (each such writing, a "Work Order"). A sample Work Order is attached hereto as Exhibit A. Each Work Order shall include the scope of work, the time line, and the budget and payment schedule, as well as specific information on, including but not limited to, the use by Mymetics of Imugene Material, the Parties’ Know-How used by either Party, the use by Imugene of Mymetics Virosome Technology and the details of which Clinical Trial is carried on by Imugene with the help of Mymetics Virosome Technology, and each time their specific purposes of use by either Party under the Work Order. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference.

4.	NATURE OF SERVICES

The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, preclinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by Imugene and agreed to by Mymetics as set forth in the relevant Work Order (collectively, the "Services"). Imugene and Mymetics, where appropriate, shall cooperate in the completion of transfer of obligations in conjunction with the relevant Work Order as required by any Regulatory Authority, law or regulation. Any responsibilities not specifically transferred by Imugene to Mymetics shall remain the regulatory responsibility of Imugene.

5.	CHANGE ORDERS

Any (i) change in the details of a Work Order, even if a fixed price Work Order, or (ii) change in the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for an order or suspension of an order by Imugene) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a "Change Order"). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, time line or other matter. The Change Order will become effective upon the execution of the Change Order by the Parties, and will include a specified period of time (as agreed upon by the parties) within which Mymetics will implement the changes. The Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party. Mymetics reserves the right to postpone effecting material changes in a Work Order's scope until such time as the Parties agree to and execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to Mymetics, Mymetics and Imugene shall execute a corresponding amendment to any regulatory documentation. Imugene shall provide such changes to the competent Regulatory Authority and will file such amendment where appropriate, or as required by law or regulation.

6.	GRANTS OF SUPPLY

6.1	Imugene hereby grants Mymetics and its Affiliates within the Territory, a […***…], on all Imugene Material for the research, development, use, and right to manufacture of the HER2/neu positive Cancer Product, with the right to sub-license. Imugene agrees that it will engage with Mymetics exclusively for the performance of the Services during the Term of this Agreement, in particular for the supply HER2/neu positive Cancer Product for […***…].

6.2	Mymetics grants Imugene the exclusive supply rights on the HER2/neu positive Cancer Product for […***…] of the HER2/neu positive Cancer Product shall be delivered by Mymetics to Imugene according to Imugene’s specifications as set forth in each separate Work Order. The remuneration of the […***…] will be specified mutually by the Parties in each separate Work Order. The delivery costs will be charged separately by Mymetics to Imugene.

7.	SUBCONTRACTORS

7.1	The Parties hereto acknowledge that Mymetics shall have at any time the right to subcontract with Third Party contractors for the performance of certain Services agreed upon hereunder without the prior consent of Imugene, in particular for the manufacturing and supply of HER2/neu positive Cancer Products by Mymetics to Imugene (the “Subcontractors”).

7.2	The Subcontractors shall be hired on an independent contractor basis and shall be bound to maintain the terms of this Agreement, any Confidential Information, Imugene Material, any Know-How, Mymetics SOP, Mymetics Virosome Technology, and any other information relating to this Agreement, confidential. Mymetics will procure confidentiality agreements from the Subcontractors protecting Imugene Material Imugene’s Know-How, proprietary and Confidential Information prior to disclosure of such information to Subcontractors.

7.3	All results of the Services performed by the Subcontractors thereunder, and all intellectual property rights thereof, shall be and remain the exclusive property of Mymetics.

7.4	Mymetics will monitor the Subcontractors during the course of performance of the contracted Services.

8.	CONSIDERATION AND TECHNOLOGY TRANSFER

8.1	In consideration for the exclusive supply rights granted by Mymetics to Imugene hereinabove under Section 6, Imugene shall grant to Mymetics, within ten (10) business days after the Effective Date, stock options providing Mymetics the right to buy 2,500,000 (two million five hundred thousand) Imugene common stock with an exercise price of AUD 0.025 per share with an exercise period of 5 years from the Effective Date. In addition Imugene shall pay to Mymetics an irrevocable payment of […***…].

8.2	[…***…], Imugene shall pay to Mymetics […***…].

8.3	Within a reasonable period of time, but no longer than […***…], Imugene shall notify to Mymetics a formal letter duly signed by Imugene’s officers or representatives stating Imugene’s commitment […***…].

8.4	Within a reasonable period of time after the date of notification of Imugene’s commitment […***…], Mymetics shall grant Imugene […***…] to all Mymetics Virosome Technology (including improvements) necessary for the research, development, use, right to manufacture, offer for sale, sale, or importation/exportation of the HER2/neu positive Cancer Product. In addition, Mymetics, on a best effort basis, agrees to reasonably cooperate, and to ensure that its Affiliates reasonably cooperate, as Imugene or its Affiliates may from time to time request relating to activities pursuant to this Agreement, including those that may be reasonably needed by Imugene or its Affiliate for regulatory purposes. In no event, shall a refusal of Mymetics to cooperate constitute a material breach of this Agreement. For the avoidance of doubt, the confidentiality provisions of this Agreement shall apply to Mymetics Virosome Technology transferred under this Section 8.4 in accordance with their terms, and nothing in this Section 8.4 shall be construed as transferring ownership of, or titles and rights to any underlying intellectual property rights.

8.5	In consideration for the technology transferred by Mymetics to Imugene hereunder, Imugene shall pay to Mymetics […***…].

8.6	At the End of […***…], Imugene shall pay to […***…].

8.7	At the […***…].

8.8	In consideration for the rights granted and transferred by Mymetics to Imugene hereunder, Imugene shall pay […***…]. For the avoidance of doubt the Parties shall calculate any amount in accordance with USA Generally Accepted Accounting Principles (“GAAP”) consistently applied or international financial reporting standards.

8.9	No set off of claims is allowed.

9.	OWNERSHIP AND INVENTORSHIP

9.1	Mymetics retains all intellectual property rights in the Mymetics Virosome Technology including any improvements to the Mymetics Virosome Technology, and in the (i) Know-How including any improvement of Know-How; and (ii) the Confidential Information, related to the Mymetics Virosome Technology.

9.2	Imugene retains all intellectual property rights in the Imugene Material (including all Know-How and Confidential Information).

9.3	Subject to clause 9.1, Imugene owns all intellectual property rights (including future intellectual property rights) in the following:

(a)	[…***…].

9.4	Each party must sign all documents and do all things necessary to give effect to the assignment of intellectual property rights in clause 9.

9.5	For the purposes of this Section 9, inventorship shall be determined in accordance with Governing Law as set forth under Section 28.1.

10.	CONFIDENTIALITY

The Parties hereby undertake to each other to keep the terms of this Agreement and Confidential Information strictly confidential and not to disclose them to any Third Party, unless for the purpose of exercising their rights deriving therefrom or unless required by law, any court, or any Regulatory Authority.

11.	INDEPENDENT CONTRACTOR RELATIONSHIP

The Parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers and neither Party shall have the power or right to bind or obligate the other Party or shall hold itself out as having such authority.

12.	REGULATORY COMPLIANCE AND INSPECTIONS

12.1	Mymetics agrees that its Services will be conducted in compliance with the applicable ICH Guidelines, GCP, other applicable laws, rules and regulations and with the standard of care customary in the contract research organization industry, unless otherwise specifically stated in a Work Order. Imugene represents and warrants that it will not require Mymetics to perform any assignments or tasks in a manner that would or potentially would violate any applicable law or regulation or scientific standard. Imugene further represents that it will cooperate with Mymetics in taking any actions that Mymetics reasonably believes are necessary to comply with the regulatory obligations that have been transferred to Mymetics.

12.2	Each Party acknowledges that the other Party may respond independently to any regulatory correspondence or inquiry in which such Party or its Affiliates is named. Each Party, however, shall: (i) notify the other Party promptly of any Regulatory Authority or other governmental or regulatory inspection or inquiry concerning any study or work of Imugene in which Mymetics is providing Services and such inspection or inquiry relates to or affects such Services, including but not limited to, inspections of investigational sites or laboratories; (ii) forward to the other Party copies of any correspondence from any Regulatory Authority or governmental agency relating to such a study or work, including, but not limited to, any Regulatory Authority’s notices, refusal to file, rejection or warning letters, even if they do not specifically mention the other Party; and (iii) obtain the written consent of the other Party, which will not unreasonably be withheld, before referring to the other Party or any of its Affiliates in any regulatory correspondence. Where reasonably practicable, each Party will be given the opportunity to have a representative present during a Regulatory Authority’s or any other regulatory inspection. Each Party, however, acknowledges that it may not direct the manner in which the other Party fulfills its obligations to permit inspection by governmental entities.

12.3	Each Party agrees that, during an inspection by any Regulatory Authority concerning any study or work of Imugene in which Mymetics is providing Services, it will not disclose information and materials that are not required to be disclosed to such Regulatory Authority, without the prior written consent of the other Party, which consent shall not unreasonably be withheld. Such information and materials includes, but are not limited to, the following: (i) financial data and pricing data (including, but not limited to, the budget and payment sections of the Work Order); (ii) sales data (other than shipment data); and (iii) personnel data (other than data as to qualification of technical and professional Persons performing functions subject to regulatory requirements.)

13.	CONFLICT OF AGREEMENT

Each Party represents to the other Party that it is not a party to any agreement which would prevent it from fulfilling its obligations under this Agreement and Mymetics agrees that it will not enter into any agreement to provide services which would in any way prevent it from providing the Services contemplated under this Agreement. Imugene agrees that it will not enter into an agreement with a Third Party that would alter or affect the regulatory obligations delegated to Mymetics in any Clinical Trial or within the scope of a Work Order without the written consent of Mymetics, which will not be unreasonably withheld.

14.	PUBLICITY

The Parties agree that the Parties shall not make any oral presentation or publications relating to this Agreement without the other Party's prior written consent except as required by law or by court or administrative order. Neither Party shall employ or use the name of the other Party in any announcement, publication or promotional material or in any form for public distribution, without the prior written consent of the other Party, except as required by law or by court or administrative order.

15.	INSURANCE

Each Party will secure and maintain proper and continuous insurance coverage in an amount reasonably adequate to cover its obligations hereunder, and, upon request, each Party will provide to the other Party a certificate of insurance showing that such insurance is in place.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Unless provided herein to the contrary, the Parties make no express or implied warranties, and the Parties expressly disclaim any warranty of merchantability or fitness for a particular purpose. To the knowledge of the Parties, the performance of this Agreement as contemplated herein does not conflict with, misappropriate, or infringe on the intellectual property rights of any Third Party.

16.2	The Parties represent and warrant that they have the rights and power to enter into this Agreement and to convey the rights granted herein.

17.	INDEMNIFICATION

17.1	Mymetics shall indemnify and hold Imugene, its Affiliates and their directors, officers, employees, and agents harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees and costs) (the “Losses”) that Imugene, its Affiliates and their directors, officers, employees, and agents may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a Third Party against any of them arising out of or relating to the Services performed under this Agreement or any Work Order to the extent that such claims, demands, actions or other proceedings result from (i) any material breach of Mymetics of its obligations under this Agreement, and (ii) Mymetics’ unlawful intent or gross negligence.

17.2	Imugene shall indemnify and hold Mymetics, its Affiliates, its Sublicensees, its Subcontractors and their directors, officers, employees, and agents harmless from and against all Losses that Mymetics, its Affiliates, its Sublicensees, its Subcontractors and their directors, officers, employees, and agents may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a Third Party against any of them arising out of or relating to the Services performed under this Agreement or any Work Order for Losses that arise out of (i) any injury to or death of any person participating in any Clinical Trial; (ii) the intentional misconduct or at least the minor negligence of Imugene, its Affiliates, Sublicensees and their directors, officers, employees, and agents; (iii) any material breach of this Agreement or of any Work Order by Imugene, its Affiliates, Sublicensees and their directors, officers, employees, and agents; (iv) any theory of product liability (including, without limitation, actions in the form of tort, warranty or strict liability) or; (v) any intellectual property rights infringement action relating, to Imugene's Material or accepted HER2/neu positive Cancer Product, to the extent that such Losses do not result from (a) any material breach of Mymetics of its obligations under this Agreement, and (ii) Mymetics’ unlawful intent or gross negligence. In no event shall Imugene indemnify Mymetics for any Loss suffered or incurred as a result of activity which is outside the scope of a Work Order hereunder.

17.3	A Party that intends to claim indemnification (the “Indemnitee”) under this Section 17 shall promptly notify the indemnifying Party (the “Indemnifier”) for any Loss, liability, claim, demand, action or other proceeding with respect to which an Indemnitee, and the Indemnifier shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such Loss, liability, claim, demand, action or other proceeding is rightfully brought, provided, however, that (i) the Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnifier if the Indemnifier does not assume the defense; or, (ii) if representation of such Indemnitee by the counsel retained by the Indemnifier would be inappropriate due to actual or potential conflicting interests between such Indemnitee and any other Person represented by such counsel in such proceedings. The indemnity agreement in this Section 17 shall not apply to amounts paid in settlement of any Loss, liability, claim, demand, action or other proceeding, if such settlement is effected without the consent of the Indemnifier, which consent shall not be withheld or delayed unreasonably.

17.4	The failure to deliver notice to the Indemnifier within a reasonable time after the commencement of any such Loss, liability, claim, demand, action or other proceeding, only if prejudicial to its ability to defend such Loss, liability, claim, demand, action or other proceeding, shall relieve such Indemnifier of any liability to the Indemnitee under this Section 17, but the omission to deliver notice to the Indemnifier will not relieve the Indemnifier of any liability that it may have to the Indemnitee otherwise than under this Section 17.

17.5	The Indemnifier shall not settle the Loss, liability, claim, demand, action or other proceeding, or otherwise consent to an adverse judgment in such Loss, liability, claim, demand, action or other proceeding that diminishes the rights or interest of the Indemnitee without the express consent of the Indemnitee. The Indemnitee under this Section 17, its Affiliates, their directors, officers, employees, and agents shall cooperate fully with the Indemnifier and its legal representatives in the investigations of any liability, claim, demand, action or other proceeding covered by this indemnification. The Indemnitee shall keep the Indemnifier informed of any investigation and the Indemnifier shall have the right to review and comment on the conduct of the investigation.

18.	LIABILITY

Unless resulting out of a Party’s fraudulent intent or gross negligence, neither Party, its Affiliates and their directors, officers, employees, and agents, shall be liable to the other Party, its Affiliates and their directors, officers, employees, and agents for any indirect, special, incidental, exemplary, punitive, multiple or consequential damages, or for loss of profits, loss of data, loss of revenue, or loss of use damages arising out of or in connection with this Agreement, whether based upon warranty, contract, tort, negligence, strict liability or otherwise, regardless of any notice of such damages or losses. Nothing in this Section 18 is intended to limit or restrict the indemnification right or obligations of either Party under this Agreement.

19.	TERM AND TERMINATION

19.1	This Agreement shall commence on the Effective Date and shall continue until […***…], or until terminated by the Parties in accordance with Sections 19.3, 19.5 and 19.6 below.

19.2	Upon the date of receipt by Mymetics from Imugene of […***…] as set forth under Section 8.3, the Agreement will automatically be renewed for […***…], unless either Party terminates this Agreement in accordance with Sections 19.3 to 19.6 below, or notifies the other Party in writing at least 30 days prior to the renewal date that it does not want to renew the Agreement.

19.3	Mymetics may terminate this Agreement or any Work Order, for convenience and without cause, […***…] on thirty (30) days' prior written notice to Imugene.

19.4	Subject to the respect of the minimal period of […***…] as set forth under Section 19.2, Imugene may terminate this Agreement or any Work Order, for convenience and without cause, at any time during […***…] of the Agreement on thirty (30) days' prior written notice to Mymetics.

19.5	Each Party may terminate this Agreement or any Work Order for material breach upon thirty (30) days' written notice to the other Party (the “Breaching Party”) specifying the nature of the breach, if such breach has not been substantially cured within a forty five (45) days period after reception of such notice by the Breaching Party. During the forty five (45)-days cure period for termination due to breach; each Party will continue to perform its obligations under this Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the Parties shall promptly meet to prepare a close-out schedule, and Mymetics shall cease performing all work not necessary for the orderly close-out of the Services or required by laws or regulations.

19.6	Either Party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other Party becomes insolvent or files a petition for bankruptcy. Any written termination notice shall identify the specific Work Order(s) that are being terminated.

19.7	If this Agreement or any Work Order is terminated, Imugene shall pay Mymetics for all Services performed in accordance with this Agreement and any applicable Work Order and reimburse Mymetics for all costs and expenses incurred in performing those Services, including all non-cancelable costs and expenses incurred prior to termination but paid after the termination date. Imugene shall pay for all the Services actually performed in accordance with this Agreement and the applicable Work Orders, even if the Parties' original payment schedule spreads-out payments for certain Services (examples are unit or milestone-based payments) or defers payments for certain Services until the end of any work provided by Mymetics for any Services. Imugene shall pay for all actual costs, including time spent by Mymetics and Mymetics’ Affiliates personnel, incurred to complete activities associated with the termination and close-out of affected Services, including the fulfillment of any regulatory requirements.

19.8	The following provisions shall survive the expiration or termination of this Agreement: Sections 1.9, 7.3, 8, 9, 10, 17, 18, 19.7 and 19.8, 20.2, 21 and 28, being specified that Section 8.8 shall survive unless termination by Imugene for material breach of Mymetics which has not been cured during the applicable cure period as set forth herein above under Section 19.5. In the event of termination by Mymetics for convenience as set forth herein above under Section 19.3, the payment obligations of Imugene under Section 8.8 shall be reduced by fifty percent (50%).

20.	RECORDS AND MATERIALS

20.1	Upon termination of this Agreement and at completion of the Services by Mymetics, all Imugene Material, Imugene’s Confidential Information, materials, information and all other data Controlled by Imugene, regardless of the method of storage or retrieval, shall be delivered by Mymetics to Imugene in such form as is then currently in the possession of Mymetics, subject to the payment obligations set forth in Sections 6.2, 8 and 19.7 to 19.8 herein. Mymetics, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials for its corporate files. Nothing in this Agreement shall be construed to transfer from Imugene to Mymetics any regulatory record-keeping requirements unless such transfer is specifically required by a competent Regulatory Authority, law or regulation.

20.2	Upon termination of this Agreement, all Mymetics Virosome Technology, Mymetics’ Know-How, Mymetics’ Confidential Information, materials, information, documentation and all other data Controlled by Mymetics, regardless of the method of storage or retrieval, shall be immediately destructed by Imugene and its Affiliates, and Imugene shall cause its Sublicensees to do so. Within 15 days after termination, Imugene shall notify to Mymetics a certificate signed by an Imugene’s officer certifying that Imugene, its Affiliates and Sublicensees have performed such destruction.

21.	NO EMPLOYMENT

During the Term of this Agreement and for three (3) years after the termination of this Agreement, Imugene agrees that Imugene shall not hire, offer employment to, or otherwise employ or retain as independent contractor any employees of Mymetics.

22.	ASSIGNMENT

Unless provided herein to the contrary, this Agreement may not be assigned by either Party nor can either Party transfer ownership or control of a Party, without the express written consent of the other Party.

23.	FORCE MAJEURE

Neither Party shall be liable for delay in performance under this Agreement due to causes beyond its control and without its fault or negligence, if it exercises due diligence in promptly notifying the other Party in writing of the consequences which will result from such delay and uses its best efforts to avoid and remove such causes of delay and to continue performance to the extent feasible with reasonable dispatch whenever such delays occur, and shall, when the cause of delay has been removed, exert every reasonable effort to regain scheduled performance by the earliest possible date at no cost to the other Party.

24.	NOTICES AND DELIVERIES

24.1	Any notice required or permitted to be given hereunder by either Party hereunder shall be in writing to the following addresses:

If to Mymetics	If to Imugene:

Mymetics SA	IMUGENE Limited
Route de la Corniche 4	Suite 1, 1233 High Street
CH-1066 Epalinges	Armadale, VIC 3143
Switzerland	Australia
Attn.: Ronald Kempers	Attn.: Nick Ede
Tel.: +41 21 653 4535	Tel.: +61 400 642 254
Fax: +41 21 653 2473	Fax: +61 3 9822 7735
Email: ronald.kempers@mymetics.com	email: nede@imugene.com

24.2	If Imugene delivers, ships, or mails materials or documents to Mymetics, or requests that Mymetics deliver, ship, or mail materials or documents to Imugene or to Third Parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Imugene, provided that Mymetics followed Imugene's written instructions for the materials that were delivered, shipped, or mailed. Mymetics disclaims any liability for the actions or omissions of Third Party delivery services or carriers.

25.	AMENDMENT AND WAIVER

This Agreement may not be amended or modified except by a document in writing duly executed by the Parties. The Parties agree that they jointly negotiated and prepared this Agreement and that it shall not be construed against any Party on the grounds that such Party prepared or drafted the same.

26.	ENTIRE AGREEMENT

This Agreement together with the Exhibits and all documents referred to herein constitute the entire agreement between the Parties with respect to the scope of Agreement and shall replace all other prior agreements or understandings of the Parties relating thereto.

27.	SEVERABILITY

In the event that any provision of this Agreement , or any portion thereof, shall be held invalid, illegal or unenforceable by any Regulatory Authority, court, competent jurisdiction or under applicable law or regulation, the remainder of this Agreement shall remain valid and enforceable.

28.	GOVERNING LAW AND JUSRISDICTION

28.1	This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any principle of conflict or choice of laws that would cause the application of the laws of any other jurisdiction, and to the CISG.

28.2	Any dispute, controversy or claim arising out of or in connection with this Agreement shall be resolved by arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers' Arbitration Institution in force on the date on which the Notice of Arbitration is submitted in accordance with these Rules.

(a)	The number of arbitrators shall be one;

(b)	The seat of the arbitration shall be Lausanne, Switzerland;

(c)	The arbitral proceedings shall be conducted in English.

IN WITNESS WHEREOF, the Parties hereto have set their hand as of the Effective Date.

Mymetics SA

By:
Name: Ronald Kempers
Title: CEO

IMUGENE LIMITED.

By:
Name: Nick Ede
Title: Executive Director

EXHIBIT A
SAMPLE WORK ORDER

This Work Order (“Work Order”) is between IMUGENE LIMITED, a company organized under the laws of Australia with a registered address at Suite 1, 1233 High Street, Armadale, VIC 3143, Australia (“Imugene”) and Mymetics SA, a company organized under the laws of Switzerland, with a registered address at Route de la Corniche 4, CH-1066 Epalinges, Switzerland (“Mymetics”) and relates to the Master Services Agreement dated [•] (the “Master Agreement”), which is incorporated by reference herein. Pursuant to the Master Agreement, Mymetics has agreed to perform certain services in accordance with written Work Orders, such as this one, entered into from time-to-time.

The parties hereby agree as follows:

1.	This document constitutes a Work Order under the Master Agreement and this Work Order and the services contemplated herein are subject to the terms and provisions of the Master Agreement.

2.	The specific services contemplated by this Work Order (the “Services”) and the related payment terms and obligations are set forth on the following attachments, which are incorporated herein by reference:

SCOPE OF WORK	ATTACHMENT 1
WORK BUDGET	ATTACHMENT 2
TIMELINE	ATTACHMENT 3
PAYMENT SCHEDULE	ATTACHMENT 4
TRANSFER OF OBLIGATIONS (if applicable)	ATTACHMENT 5
LOCAL REPRESENTATIVE DUTIES (if applicable)	ATTACHMENT 6

3.	The term of this Work Order shall commence on its date of execution and shall continue until the services described in Attachment 1 are completed, unless this Work Order is terminated or changed in accordance with the Master Agreement. If the Master Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Master Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

4.	Imugene agrees that Mymetics may use the services of its corporate affiliates to fulfill Mymetics’ obligations under this Work Order. Any such affiliates shall be bound by all the terms and conditions of, and be entitled to all rights and protections afforded under, the Master Agreement and this Work Order. Any subcontractors or consultants (other than Mymetics’ affiliates) that will be used by Mymetics in performing the Services are listed below:

[Insert names of any subcontractors or consultants, other than Mymetics’ affiliates, that will be used].

5.	No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each party to the other, subject to the terms and conditions of the Master Agreement.

6.	[Insert currency exchange provision in all Work Orders, if appropriate, e.g. when Mymetics will earn fees or incur expenses in a currency differing from the invoice and payment currency].

7.	[Insert cost adjustment provision and inflation provision, if appropriate].

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

IMUGENE LIMITED

By:

Name: [•]

Title: [•]

Date: [•]

Mymetics SA

By:

Name: [•]

Title: [•]

Date: [•]

ATTACHMENT 1
SCOPE OF WORK

[•];

[List of Imugene Material used by Mymetics, list of the Parties’ Know-How used by either Party, list of Mymetics Virosome Technology used by Imugene and the details of which Clinical Trial is carried on by Imugene with the help of Mymetics Virosome Technology, etc., and each time their specific purposes of use].

ATTACHMENT 2
WORK BUDGET

[•]

ATTACHMENT 3
TIMELINE

[•]

ATTACHMENT 4
PAYMENT SCHEDULE

[•]

EXHIBIT B
LIST OF IMUGENE’S PEPTIDES AND/OR PROTEINS

[…***…]